SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*


                                Logic Works, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                     54140E1
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 30 Pages

CUSIP NO. 54140E1               13G          Page     2   of  30   Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Geocapital II, L.P.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    458,580 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     -0- shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     458,580 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          458,580 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.9%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54140E1               13G          Page     3   of  30   Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Geocapital III, L.P.

--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                  (b) |_|
          Not applicable


--------------------------------------------------------------------------------
   3      SEC USE ONLY




--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware


--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares

                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    458,580 shares

                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     -0- shares

                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     458,580 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          458,580 shares


--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.9%


--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54140E1               13G               Page    4    of    30   Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Softven Management


--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                     (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares

                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    458,580 shares

                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     -0- shares

                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     458,580 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          458,580 shares


-------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |_|
          SHARES*

          Not applicable

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.9%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54140E1                13G            Page     5     of     30 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Geocapital Management, L.P.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          Not applicable


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    458,580 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     -0- shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     458,580 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          458,580 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*

          Not applicable

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.9%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54140E1               13G              Page   6   of   30  Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          BVA Associates

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b)|_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

-------- -----------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    458,580 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     -0- shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     458,580 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          458,580 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.9%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54140E1              13G               Page    7    of    30    Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          BVA Associates III

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          New Jersey

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    458,580 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     -0- shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     458,580 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          458,580 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
          SHARES*
          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.9%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54140E1                    13G              Page    8   of  30  Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Stephen J. Clearman

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|
          Not applicable


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-------- -----------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    18,619 shares
                           -----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    458,580 shares
                           -----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     18,619 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     458,580 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          477,199 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54140E1                13G            Page    9    of    30   Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Charles Federman

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                    (b) |_|
          Not applicable


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    3,872 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    458,580 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     3,872 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     458,580 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          462,452 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*

          Not applicable

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.0%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54140E1                13G              Page     10   of   30  Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lawrence W. Lepard

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-------- -----------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    458,580 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     -0- shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     458,580 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          458,580 shares


--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.9%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54140E1                   13G          Page    11    of    30   Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard A. Vines

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-------- -----------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    458,580 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     -0- shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     458,580 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          458,580 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.9%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54140E1                 13G           Page    12    of    30   Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Irwin Lieber

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|
          Not applicable


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-------- -----------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    48,342 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    458,580 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     48,342 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     458,580 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          506,922 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*

          Not applicable

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.4%


--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 54140E1              13G          Page    13    of    30 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James J. Harrison

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|
          Not applicable


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-------- -----------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    32,356 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    458,580 shares

                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     32,356 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     458,580 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          490,936 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.2%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                  Logic Works, Inc. (the "Company").

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  111 Campus Drive, Princeton, NJ 08540.

Item 2(a).        Name of Persons Filing:

                           This statement is being filed by Geocapital II, L.P.
                  ("Geocapital II"), Softven Management ("Softven"), BVA Associates ("BVA"), Geocapital III, L.P. ("Geocapital III"), Geocapital Management, L.P. ("Geocapital Management"), BVA Associates III ("BVA III") and Stephen J. Clearman, Charles Federman, Richard A. Vines, Lawrence W. Lepard, Irwin Lieber and James J. Harrison. Mr. Federman is the managing partner of both BVA and BVA III. BVA and Messrs. Clearman, Harrison and Lieber are general partners of Softven, the sole general partner of Geocapital II. BVA III and Messrs. Clearman, Vines and Lepard are general partners of Geocapital Management, the sole general partner of Geocapital III. Geocapital II, Softven, BVA, Geocapital III, Geocapital Management, BVA III, and Messrs. Clearman, Federman, Vines, Lepard, Lieber and Harrison are sometimes referred to collectively herein as the "Reporting Persons."

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                           The address of the principal business office of
                  Geocapital II, Geocapital Management, BVA, Geocapital III, Softven and BVA III and Messrs. Clearman, Federman, Vines and Lepard is One Bridge Plaza, Fifth Floor, Fort Lee, New Jersey 07024. The address of the principal business office of Mr. Lieber is c/o Geocapital Corporation, 767 Fifth Avenue, 45th Floor, New York, NY 10153. The address of the principal business office of Mr. Harrison is 777-80 San Antonio Road, Palo Alto, CA 94303.

Item 2(c).        Citizenship:

                           Geocapital II, Geocapital Management, and Geocapital
                  III are limited partnerships organized under the laws of the State of Delaware. Softven and BVA are general partnerships organized under the laws of the State of Delaware. BVA III is a general partnership organized under the laws of New Jersey. Messrs. Clearman, Federman, Vines, Lepard, Lieber and Harrison are all United States citizens.

Item 2(d).        Title of Class of Securities:

                  Common Stock, $.01 par value per share ("Common Stock")

Item 2(e).        CUSIP Number:

                  54140E1

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                           (a) [ ] Broker or Dealer registered under Section 15
                                   of the Securities Exchange Act of 1934
                                   (the "Act").

                           (b) [ ]  Bank as defined in Section 3(a)(6)of
                                    the Act.


                           (c) [ ]  Insurance Company as defined in
                                    Section 3(a)(19) of the Act.

                           (d) [ ]  Investment Company registered under
                                    Section 8 of the Investment Company
                                    Act of 1940.


                               Page 14 of 30 pages

                           (e) [ ]  Investment Adviser registered under
                                    Section 203 of the Investment
                                    Advisers Act of 1940.

                           (f) [ ] Employee Benefit Plan, Pension Fund which is
                                   subject to the provisions of the Employee
                                   Retirement Income Security Act of 1974 or
                                   Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                           (g) [ ] Parent Holding Company, in accordance with
                                   Rule 13d-1(b)(ii)(G) of the Act.

                           (h) [ ] Group, in accordance with Rule 13d-1(b)(1)
                                   (ii)(H) of the Act.

                           Not applicable.

Item 4.           Ownership:

                  (a) Amount Beneficially Owned: Each of the Reporting Persons, with the exception of Messrs. Clearman, Federman, Harrison and Lieber, may be deemed to own beneficially 458,580 shares of Common Stock. Mr. Clearman may be deemed to own beneficially 477,199 shares of Common Stock. Mr. Federman may be deemed to own beneficially 462,452 shaes of Common Stock. Mr. Harrison may be deemed to own beneficially 490,936 shares of Common Stock. Mr. Lieber may be deemed to own beneficially 506,922 shares of Common Stock.

                  Geocapital II is the record owner of 229,290 shares (the "Geocapital II Shares") of Common Stock; Geocapital III is the record owner of 229,290 shares (the "Geocapital III Shares") of Common Stock. As the sole general partner of Geocapital II, Softven may be deemed to own beneficially all of the shares of Common Stock that Geocapital II may be deemed to own beneficially. As general partners of Softven, BVA and Messrs. Clearman, Lieber and Harrison may each be deemed to own beneficially all of the shares of Common Stock that Geocapital II may be deemed to own beneficially. As managing partner of BVA, Mr. Federman may be deemed to own beneficially all of the shares of Common Stock that Geocapital II may be deemed to own beneficially. As the sole general partner of Geocapital III, Geocapital Management may be deemed to own beneficially all of the shares of Common Stock that Geocapital III may be deemed to own beneficially. As general partners of Geocapital Management, BVA III and Messrs. Clearman, Lepard and Vines may each be deemed to own beneficially all of the shares of Common Stock that Geocapital III may be deemed to own beneficially. As managing partner of BVA III, Mr. Federman may be deemed to own beneficially all of the shares of Common Stock that Geocapital III may be deemed to own beneficially. By virtue of the affiliate relationships between Geocapital II and Geocapital III, Geocapital II and Geocapital III may each be deemed to own beneficially all of the Geocapital II Shares and Geocapital III Shares, a total of 458,580 shares (the "Geocapital Shares"). Therefore, each Reporting Person, with the exception of Messrs. Clearman, Federman, Harrison and Lieber, may be deemed to own beneficially a total of 458,580 shares. In addition to the 458,580 Geocapital Shares, Mr. Clearman is the owner of record of 18,619 shares of Common Stock and may thus be deemed to own beneficially 477,199 shares of Common Stock. In addition to the 458,580 Geocapital Shares, Mr. Federman is the owner of record of 3,872 shares of Common Stock and may thus be deemed to own beneficially 462,452 shares of Common Stock. In addition to the 458,580 Geocapital Shares, Mr. Harrison is the owner of record of 32,356 shares of Common Stock and may thus be deemed to own beneficially 490,936 shares of Common Stock.
                  In addition to the 458,580 Geocapital Shares, Mr. Lieber is the owner of record of 48,342 shares of Common Stock and may thus be deemed to own beneficially 502,922 shares of Common Stock.

                  (b) Percent of Class: 3.9% for all Reporting Persons except Messrs. Clearman, Federman, Harrison and Lieber; 4.1% for Mr. Clearman; 4.0% for Mr. Federman; 4.2% for Mr. Harrison; and 4.4% for Mr. Lieber. The foregoing percentages are calculated based on the 11,640,000 shares reported to be outstanding in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

                              Page 15 of 30 Pages

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:
                                    0 shares for all Reporting Persons except
                                    Messrs. Clearman, Federman, Harrison and
                                    Lieber; 18,619 shares for Mr. Clearman;
                                    3,872 sharees for Mr. Federman; 32,356
                                    shares for Mr. Harrison; and 48,342 shares for Mr. Lieber.


                           (ii)     Shared power to vote or to direct the vote:
                                    458,580 shares for all Reporting Persons except Messrs. Clearman, Federman, Harrison and Lieber; 477,199 shares for Mr. Clearman; 462,452 shares for Mr. Federman; 490,936 shares for Mr. Harrison; and 506,922 shares for Mr. Lieber

                           (iii) Sole power to dispose or to direct the disposition of: 0 shares for all Reporting Persons except Messrs. Clearman, Federman, Harrison and Lieber; 18,619 shares for Mr. Clearman; 3,872 shares for Mr. Federman; 32,356 shares for Mr. Harrison; and 48,342 shares for Mr. Lieber.

                           (iv) Shared power to dispose or to direct the disposition of: 458,580 shares for all Reporting Persons except Messrs. Clearman, Federman, Harrison and Lieber; 477,199 shares for Mr. Clearman; 462,452 shares for Mr. Federman; 490,936 shares for Mr. Harrison; and 506,922 shares for Mr. Lieber.

                  Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock of Logic Works, Inc., except in the case of Geocapital II, for the 229,290 shares that it owns of record, in the case of Geocapital III, for the 229,290 shares that it owns of record, in the case of Mr. Clearman, for the 18,619 shares that he owns of record, in the case of Mr. Federman, for the 3,872 shares that he owns of record, in the case of Mr. Harrison, for the 32,356 shares that he owns of record, and in the case of Mr. Lieber, for the 48,342 shares that he owns of record.

Item 5.           Ownership of Five Percent or Less of a Class:

                  Each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the Common Stock of Logic Works, Inc. [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable. Geocapital II, L.P., Softven Management, BVA Associates, Geocapital III, L.P., Geocapital Management, L.P., BVA Associates III and Messrs. Clearman, Federman, Vines, Lepard, Lieber and Harrison expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

Item 9.           Notice of Dissolution of Group:

                  Not applicable.

Item 10.          Certification:

                  Not applicable.




                               Page 16 of 30 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 13, 1997


GEOCAPITAL II, L.P.

     By:  Softven Management


          By:            *
                -------------------
                Stephen J. Clearman
                General Partner


SOFTVEN MANAGEMENT


     By:           *
          -------------------
          Stephen J. Clearman
          General Partner


BVA ASSOCIATES


     By:          *
          ----------------
          Charles Federman
          Managing Partner


GEOCAPITAL III, L.P.

     By:  Geocapital Management, L.P.


          By:   /s/ Richard A. Vines
                --------------------
                Richard A. Vines
                General Partner


GEOCAPITAL MANAGEMENT , L.P.


By:  /s/ Richard A. Vines
     --------------------
     Richard A. Vines
     General Partner


                               Page 17 of 30 pages

BVA ASSOCIATES III


By:         *
     ----------------
     Charles Federman
     Managing Partner


/s/ Richard A. Vines
--------------------
Richard A. Vines


         *
-------------------
Stephen J. Clearman


         *
------------------
Lawrence W. Lepard


       *
----------------
Charles Federman


      *
------------
Irwin Lieber


        *
-----------------
James J. Harrison



                                      *By:    /s/ Richard A. Vines
                                              --------------------
                                              Richard A. Vines
                                              Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Richard A. Vines pursuant to a Power of Attorney which was previously filed with the Securities and Exchange Commission as Exhibit 2 to a Schedule 13D for NETCOM On-Line Communication Services, Inc. on February 15, 1995, a copy of which is attached hereto as Exhibit 2.



                               Page 18 of 30 pages

                                                                      Exhibit 1

                                    AGREEMENT

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Logic Works, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 13th day of February, 1997.


GEOCAPITAL II, L.P.

     By:  Softven Management


          By:           *
                -------------------
                Stephen J. Clearman
                General Partner


SOFTVEN MANAGEMENT


     By:          *
          -------------------
          Stephen J. Clearman
          General Partner


BVA ASSOCIATES


     By:         *
          ----------------
          Charles Federman
          Managing Partner


GEOCAPITAL III, L.P.

     By:  Geocapital Management, L.P.


          By:   /s/ Richard A. Vines
                --------------------
                Richard A. Vines
                General Partner



                               Page 19 of 30 pages

GEOCAPITAL MANAGEMENT , L.P.


     By:  /s/ Richard A. Vines
          --------------------
          Richard A. Vines
          General Partner


BVA ASSOCIATES III


     By:         *
          ----------------
          Charles Federman
          Managing Partner

/s/ Richard A. Vines
--------------------
Richard A. Vines


         *
-------------------
Stephen J. Clearman



         *
-------------------
Lawrence W. Lepard


       *
----------------
Charles Federman


      *
------------
Irwin Lieber


       *
-----------------
James J. Harrison



                                      *By: /s/ Richard A. Vines
                                           ----------------
                                           Richard A. Vines
                                           Attorney-in-Fact


--------------------------------------------------------------------------------

This Agreement was executed by Richard A. Vines pursuant to a Power of Attorney which was previously filed with the Securities and Exchange Commission as
Exhibit 2 to a Schedule 13D for NETCOM On-Line Communication Services, Inc. on February 15, 1995, a copy of which is attached hereto as Exhibit 2.



                               Page 20 of 30 pages

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.

                                             /s/ Stephen J. Clearman
                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber


                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman

STATE OF NEW JERSEY   )
                      ) ss.:
COUNTY OF             )

      On this 9th day of February, 1995, before me personally appeared Stephen
J. Clearman to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                      /s/ Margaret Ehrlich
                      ---------------------------------
                      Notary Public
                      My Commission Expires: Margaret Ehrlich
                                             ----------------
                                             NOTARY PUBLIC OF NEW JERSEY
                                             MY COMMISSION EXPIRES MAY 25, 199?


STATE OF NEW YORK     )
                      ) ss.:
COUNTY OF             )

      On this day __ of February, 1995, before me personally appeared Irwin Lieber to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.


                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires:
                                                              ------------

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman

                                             /s/ Irwin Lieber
                                             ---------------------------------
                                             Irwin Lieber


                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman

STATE OF NEW JERSEY   )
                      ) ss.:
COUNTY OF             )

      On this ___ day of February, 1995, before me personally appeared Stephen
J. Clearman to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires:______________



STATE OF NEW YORK     )
                      ) ss.:
COUNTY OF ROCKLAND    )

      On this 9th day of February, 1995, before me personally appeared Irwin Lieber to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        /s/ Jeanne E. Flaherty
                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires: 4/30/95

                                             Jeanne E. Flaherty
                                        Notary Public, State of New York
                                                No. 4615696
                                          Qualified in Rockland County
                                          Term Expires April 30, 1995

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber

                                             /s/ James J. Harrison
                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman

CALIFORNIA ALL PURPOSE ACKNOWLEDGMENT                                 No.5907

================================================================================
State of California
County of Santa Clara

On    2/9/95   before me,  Patricia R. Gekas, Notary Public
   -----------             -----------------------------------------------------
      DATE                 NAME, TITLE OF OFFICER-E.G.,"JANE DOE, NOTARY PUBLIC"

personally appeared         James J. Harrison
                    ----------------------------------------------------
                           NAME(S} OF SIGNER(S)

|X| personally known  to me - OR - |_|  proved   to   me   on   the   basis   of
                                        satisfactory evidence to be the person whose name, is subscribed to the within instrument and acknowledged to me that
          [SEAL}                        he executed  the same in his  authorized
                                        capacity, and that by his signature, on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.


                                        WITNESS my hand and official seal.

                                        /s/Patricia R. Gekas
                                        ---------------------------------------
                                                  SIGNATURE OF NOTARY

------------------------------------OPTIONAL-----------------------------------

Though the data below is not required by law, it may prove valuable to persons relying on the document and could prevent fraudulent reattachment of this form.

CAPACITY CLAIMED BY SIGNER                    DESCRIPTION OF ATTACHED DOCUMENT
|X| INDIVIDUAL
|_| CORPORATE OFFICER                                Power of Attorney
                                              ---------------------------------
-------------------------------                   TITLE OR TYPE OF DOCUMENT
          TITLE(S)
|_| PARTNER(S)     |_| LIMITED                              2
                   |_| GENERAL                ---------------------------------
                                                      NUMBER OF PAGES
|_| ATTORNEY-IN-FACT
|_| TRUSTEE(S)
|_| GUARDIAN/CONSERVATOR
|_| OTHER:                                               2/9/95
          -------------------------           ---------------------------------
                                                     DATE OF DOCUMENT
    -------------------------------

    -------------------------------

SIGNER IS REPRESENTING:
NAME OF PERSON(S) OR ENTITY(IES}
                                                          4 others
-----------------------------------           ---------------------------------
                                               SIGNER(S) OTHER THAN NAMED ABOVE
-----------------------------------

-----------------------------------


================================================================================
                     (C)1993 NATIONAL NOTARY A5SOCIATION -
          8236 Remmet Ave., P.O.Box 7184 - Canoga Park, CA 91308-7184

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber


                                             ---------------------------------
                                             James J. Harrison

                                             /s/ Lawrence W. Lepard
                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman

STATE OF CALIFORNIA   )
                      ) ss.:
COUNTY OF             )

     On this ___ day of February, 1995, before me personally appeared James J. Harrison to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires:______________



STATE OF NEW JERSEY   )
                      ) ss.:
COUNTY OF BERGEN      )

     On this 13th day of February, 1995, before me personally appeared Lawrence
W. Lepard to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        /s/ Anne G. Gilmen
                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires: 9-19-95
                                                               -----------

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber


                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard

                                             /s/ Charles Federman
                                             ---------------------------------
                                             Charles Federman

STATE OF CALIFORNIA   )
                      ) ss.:
COUNTY OF SAN MATEO   )

     On this 9 day of February, 1995, before me personally appeared Charles Federman to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.



                                        /s/ Sylvia A. Yacoub
               [SEAL]                   ----------------------------------
                                        Notary Public
                                        My Commission Expires: 3-21-97
                                                              ------------